TODD SHIPYARDS CORPORATION ANNOUNCES NOTIFICATION OF USS CAMDEN DEACTIVATION

VIA FACSIMILE                                                   CONTACT:  SUMMER O'CONNOR

Total Pages - 1                                                        SHAREHOLDER RELATIONS

                                                                                 206-623-1635 Ext. 106

SEATTLE, WASHINGTON...January 12, 2005...Todd Shipyards Corporation (NYSE:TOD) announced today that its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company") has been informed by the US Navy that the USS Camden (AOE 2) is scheduled to be deactivated in the fall of 2005, and that the two remaining availability options under the Company's AOE maintenance contract with the Navy will not be exercised. These availabilities were tentatively scheduled for the Company's fiscal years 2006 and 2007 but given the option nature of the contract and the previous deactivation or reassignment of the three other AOE's homeported in Puget Sound, the Company had expected this decision by the Navy.

The Camden is one of the four AOE class ships originally covered by the Company's six-year, cost-type contract with the Navy, under which the Navy has options to have Todd Pacific perform maintenance work on the ships. The contract, which is the Company's fourth consecutive, multi-year contract with the Navy on the AOE class vessels, was awarded on a sole source basis in June, 2001.  The current contract included options for thirteen repair availabilities to be performed in the 2001 through 2007 contract period and was expected to have a notional value of approximately $180 million if all of the options were exercised.   To date, five such repair availabilities have been accomplished.  Six other availabilities under the contract were not exercised by the Navy due to the previously announced transfer of the USS Bridge and USS Rainier to Military Sealift Command and the decommissioning of the USS Sacramento in October, 2004. The decommissioning of the USS Camden resolves the two remaining contract options.

Todd Shipyards Corporation is traded on the New York Stock Exchange (symbol TOD). Its wholly owned subsidiary, Todd Pacific Shipyards Corporation, performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest. Its customers include cruise ships, U.S. flag cargo carriers, fishing boats, tankers, tugs and barges, the U.S. Navy, the U.S. Coast Guard, the Washington State Ferry system, the Alaska Marine Highway system, and other government units.

Todd has operated a shipyard in Seattle since 1916.